UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2011

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Boulevard, South San Francisco, California 94080 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 1, 2011, Robert Wolfert, Executive Vice President and Chief Scientific Officer of diaDexus, Inc. (the “Company”), will no longer be an employee and officer of the Company. Pursuant to a Transition and Separation Agreement entered into between Mr. Wolfert and the Company on September 14, 2011 (the “Separation Agreement”), Mr. Wolfert has agreed to provide certain transition consulting services to the Company on a non-exclusive basis for a period of up to eight months ending on June 1, 2012 (the “Consulting Period”). The Company will pay consulting fees to Mr. Wolfert in the amount of $2,000 per day, provided that Mr. Wolfert shall perform services for more than two days in any week only with prior written approval. Mr. Wolfert will receive cash severance equal to the continued payment of his base salary of $320,000 per year for a period of six months, subject to Mr. Wolfert’s compliance with the terms of the Separation Agreement. During the first six months of the Consulting Period, Mr. Wolfert’s options will continue to vest and become exercisable in accordance with their original vesting schedules. Mr. Wolfert’s vested options will remain exercisable until the earlier of the tenth month anniversary of the end of the Consulting Period or the original expiration date of the option. Mr. Wolfert is entitled to continued health coverage at the Company’s expense until the earlier of April 1, 2012 or the date Mr. Wolfert becomes covered under another employer’s similar plans. The separation benefits set forth in the Separation Agreement supersede those in Mr. Wolfert’s existing employment agreement with the Company.

The foregoing provides only a brief description of the terms and conditions of the Separation Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: September 20, 2011
	By:	/s/ James Panek
James Panek
Interim President and Chief Executive Officer